Exhibit 99.1

Carly Hysell
913-397-8200
media.relations@garmin.com

GARMIN® ISSUES STATEMENT ON RECENT OUTAGE

 Affected systems are being restored and normal operation is expected soon

OLATHE, Kan./July 27, 2020/Business Wire – Garmin Ltd. (NASDAQ: GRMN), today announced it was the victim of a cyber attack that encrypted some of our systems on July 23, 2020. As a result, many of our online services were interrupted including website functions, customer support, customer facing applications, and company communications. We immediately began to assess the nature of the attack and started remediation. We have no indication that any customer data, including payment information from Garmin Pay™, was accessed, lost or stolen. Additionally, the functionality of Garmin products was not affected, other than the ability to access online services.

Affected systems are being restored and we expect to return to normal operation over the next few days. We do not expect any material impact to our operations or financial results because of this outage. As our affected systems are restored, we expect some delays as the backlog of information is being processed. We are grateful for our customers’ patience and understanding during this incident and look forward to continuing to provide the exceptional customer service and support that has been our hallmark and tradition.

Engineered on the inside for life on the outside, Garmin products have revolutionized the aviation, automotive, fitness, marine and outdoor lifestyles. Dedicated to helping people make the most of the time they spend pursuing their passions, Garmin believes every day is an opportunity to innovate and a chance to beat yesterday. For more information, visit Garmin's virtual pressroom at garmin.com/newsroom, contact the Media Relations department at 913-397-8200, or follow us at facebook.com/garmin, twitter.com/garminnews, instagram.com/garmin or youtube.com/garmin.

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About Garmin Ltd. (Nasdaq: GRMN). Garmin Ltd. is incorporated in Switzerland, and its principal subsidiaries are located in the United States, Taiwan and the United Kingdom. Garmin is a registered trademark and Garmin Pay is a trademarks of Garmin Ltd. or its subsidiaries.

All other brands, product names, company names, trademarks and service marks are the properties of their respective owners. All rights reserved.

Notice on Forward-Looking Statements:

This release includes forward-looking statements regarding Garmin Ltd. and its business. Such statements are based on management’s current expectations.  The forward-looking events and circumstances discussed in this release may not occur and actual results could differ materially as a result of known and unknown risk factors and uncertainties affecting Garmin, including, but not limited to, the risk factors listed in the Annual Report on Form 10-K for the year ended December 28, 2019, filed by Garmin with the Securities and Exchange Commission (Commission file number 0-31983).  A copy of such Form 10-K is available at https://www.garmin.com/en-US/company/investors/earnings/. No forward-looking statement can be guaranteed.  Forward-looking statements speak only as of the date on which they are made and Garmin undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise.